FOURTH AMENDMENT TO THE RIGHTS AGREEMENT

                  THIS FOURTH AMENDMENT TO THE RIGHTS AGREEMENT, made and entered into as of this 6th day of December, 2000 (this "Fourth Amendment"), by and between WINSTAR COMMUNICATIONS, INC. (the "Company") and CONTINENTAL STOCK TRANSFER AND TRUST COMPANY, as Rights Agent (the "Rights Agent"), is being executed under the following circumstances:

                  WHEREAS, the Company and the Rights Agent entered into a Rights Agreement, dated as of July 2, 1997, an Amendment to the Rights Agreement, dated as of June 3, 1999, a Second Amendment to the Rights Agreement, dated as of July 15, 1999, and a Third Amendment to the Rights Agreement, dated as of January 31, 2000 (as so amended, the "Rights Agreement");

                  WHEREAS, effective July 2, 1997 (the "Rights Dividend Declaration Date") the Board of Directors of the Company authorized and declared a distribution of one Right (each, a "Right") for each share of Common Stock, par value $.01 per share, of the Company (the "Company Common Stock") outstanding at the Close of Business (as defined in the Rights Agreement) on July 14, 1997 (the "Record Date"), and authorized the issuance of one right (as such number may be adjusted pursuant to the Rights Agreement) for each share of Company Common Stock issued between the Record Date (whether originally issued or delivered from the Company's treasury) and, except as otherwise provided in
Section 22 of the Rights Agreement, the Distribution Date, each Right initially representing the right to purchase upon the terms and subject to the conditions set forth in the Rights Agreement one Unit (as defined in the Rights Agreement) of Series B Preferred Stock (as defined in the Rights Agreement); and

                  WHEREAS, the Board of Directors of the Company, by resolutions duly adopted on December 1, 2000, authorized this Fourth Amendment to the Rights Agreement in accordance with Section 26 of the Rights Agreement.

                  NOW THEREFORE, the Company and the Rights Agent hereby amend the Rights Agreement as follows, pursuant to Section 26 of the Rights Agreement:

                  Section 1. Amendments to the Rights Agreement. (a) The following definitions shall be added to Section 1 of the Rights Agreement, in appropriate alphabetical order:

                  ""December 2000 Warrants" shall mean the Warrants to purchase shares of Common Stock of the Company issued by the Company concurrently with the issuance of the Series H Preferred Stock."

                  ""Series G Preferred Stock" shall mean the Company's Series G Senior Cumulative Participating Convertible Preferred Stock."



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                  ""Series H Preferred Stock" shall mean the Company's Series H
                  Senior Cumulative Participating Convertible Preferred Stock."

The definitions set forth in Section 1 of the Rights Agreement shall be appropriately renumbered to reflect the addition of the definitions for the December 2000 Warrants, the Series G Preferred Stock and the Series H Preferred Stock.

                  (b) Clause (D) of the proviso set forth at the end of Section 1(e) of the Rights Agreement shall be deleted in its entirety and replaced with the following:

                  "(D) either (x) any shares of a class of Voting Stock represented by shares of Series G Preferred Stock, Series H Preferred Stock or the December 2000 Warrants Beneficially Owned by such Person on December 6, 2000, to the extent, but only to the extent, that such Beneficial Ownership would, but for this clause (x), result in such Person being an Acquiring Person hereunder, provided that such Person does not after December 6, 2000 acquire in any manner whatsoever the Beneficial Ownership of any shares of a class of Voting Stock other than as provided by clause (y) immediately following hereafter, or (y) any shares of a class of Voting Stock either issued or deemed issued by the Company in payment of dividends on, or as a result of the failure of the Company to pay cash dividends on, outstanding shares of Series G Preferred Stock or Series H Preferred Stock pursuant to the terms of the instruments providing for the creation of the Series G Preferred Stock and the Series H Preferred Stock."

                  Section 2. Full Force and Effect. The remainder of the Rights Agreement shall remain unchanged, and the Rights Agreement, as amended above, shall remain in full force and effect.

                  Section 3. Governing Law. This Fourth Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware.

                  Section 4. Counterparts. This Fourth Amendment may be executed in two or more counterparts and each of such counterparts shall for all purposes be deemed to be an original and all such counterparts shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page to this Fourth Amendment by telecopier shall be as effective as delivery of a manually executed counterpart of this Fourth Amendment.

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                  IN WITNESS WHEREOF, the parties hereto have caused this Fourth
Amendment to be duly executed on their behalf as of the date first above written.

                                 WINSTAR COMMUNICATIONS, INC.


                                 By:   /s/ Kenneth J. Zinghini
                                      ------------------------------
                                      Name:   Kenneth J. Zinghini
                                      Title:  Senior Vice President


                                 CONTINENTAL STOCK TRANSFER
                                 & TRUST COMPANY


                                 By:   /s/ Steven Nelson
                                      -------------------------------
                                      Name:  Steven Nelson
                                      Title: Chairman



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